Exhibit 99.1

Neurogen Corporation

For Immediate Release	Contact: Elaine Grimsell Dodge Neurogen Corp. 203-315-4615 edodge@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
SECOND QUARTER 2006 FINANCIAL RESULTS

Branford, CT, August 3, 2006 — Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company, today announced financial results for the three and six month periods ended June 30, 2006.

Neurogen recognized a net loss for the second quarter of 2006 of $12.5 million, or $0.36 per share on 34.5 million weighted average shares outstanding. This compares to a net loss during the second quarter of 2005 of $8.9 million, or $0.26 per share on 34.3 million weighted average shares outstanding. The Company recognized a net loss for the six months ended June 30, 2006 of $26.9 million, or $0.78 per share on 34.5 million weighted average shares outstanding, as compared to a net loss of $16.9 million, or $0.49 per share on 34.3 million weighted average shares outstanding, for the comparable period of 2005.

The increase in net loss reflects the impact of increased spending in Neurogen’s clinical and preclinical drug development programs. Also impacting results was the adoption on January 1, 2006 of Statement of Financial Accounting Standards 123R, “Share-based Payment” (SFAS 123R), which resulted in a non-cash operating expense of approximately $1.2 million, or an effect of approximately $0.03 per share for the second quarter of 2006 and of approximately $2.5 million, or an effect of approximately $0.07 per share, for the six month period.

Neurogen’s total cash and marketable securities as of June 30, 2006 totaled $90.2 million and as of December 31, 2005 totaled $115.4 million.

William H. Koster, Ph.D, President and CEO said, “I’m pleased with the forward momentum across our portfolio of programs in insomnia, pain, depression, and obesity during the quarter. In particular, we’ve taken significant steps forward in our insomnia clinical program, where we’re continuing to advance our internally discovered, partial agonist NG2-73 in Phase II human testing. In addition, Phase I studies in our VR1 collaboration with Merck are progressing.

“In May we had exciting results regarding our 369 patient Phase II trial in transient insomnia. We met the primary endpoint, latency to persistent sleep, with robust statistical significance. These data suggest that NG2-73 could have a very fast sleep onset at therapeutic doses. Combining the results of this trial in which we have done extensive exposure-response analysis, with the results of an earlier pharmacokinetic-pharmacodynamic (PK/PD) Phase I study comparing the sedative properties of NG2-73 to Ambien™, we have narrowed our focus on the therapeutic dose range, which we’ll be taking into subsequent studies. As in our previous Phase I studies, NG2-73 was very well-tolerated in the Phase II trial.”

Operating revenue for the second quarter of 2006 decreased 7% to $1.8 million from $2.0 million for the second quarter of 2005 and for the six months ended June 30, 2006 increased to $5.6 million compared to $3.9 million for the comparable period of 2005. The decrease in operating revenue for the current quarter is due primarily to a decrease in research funding, as specified under the Company’s collaboration with Merck (NYSE: MRK) to discover and develop VR1-based drugs for pain and other indications. The increase for the six month period is due primarily to the receipt, in the first quarter of 2006, of a $2 million clinical milestone payment from Merck when the Company’s VR1 antagonist NGD 8243 entered Phase I testing.

Research and development expenses for the second quarter of 2006 increased 28% to $11.8 million from $9.3 million in the second quarter of 2005 and for the six month period increased to $27.6 million from $17.5 million in the comparable period of 2005.

The increase in R&D expenses for the quarter and six month periods is due mainly to increased spending in Neurogen’s proprietary clinical and preclinical programs for insomnia, depression, and obesity. Also impacting the current quarter was a $0.8 million non-cash operating expense due to the adoption of SFAS 123R.

General and administrative expenses for the second quarter of 2006 increased 32% to $3.2 million, compared to $2.4 million for the same period in 2005 and for the six month period increased to $6.2 million from $5.0 million for the comparable period of 2005. The increase for the current quarter was due primarily to a $0.4 million non-cash operating expense due to the adoption of SFAS 123R and to increased salaries and employee benefits.

Webcast
The Company will host a conference call and webcast to discuss second quarter results at 10:00 a.m. EDT today, August 3, 2006. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 31, 2006. A replay of the call will be available after 1:00 pm EDT on August 3, 2006 and accessible through the close of business, August 18, 2006. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 87881864.

About Neurogen Corporation
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, pain, depression, obesity, and inflammation. Neurogen has generated a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies.

Safe Harbor Statement

The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws, that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. For such statements, Neurogen claims the protection of applicable laws. Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies. Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

(Financial Tables to Follow)

Page 3 of 4: Neurogen Announces Second Quarter 2006 Financial Results, August 3, 2006

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005*	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005*

Operating revenues:
License fees	$1,115	$906	$2,230	$1,813
Research revenues	700	1,050	3,400	2,100
Total operating revenues	1,815	1,956	5,630	3,913

Operating expenses:
Research and development	11,803	9,251	27,632	17,508
General and administrative	3,167	2,393	6,185	4,952

Total operating expenses	14,970	11,644	33,817	22,460

Operating loss	(13,155)	(9,688)	(28,187)	(18,547)

Other income, net	626	817	1,315	1,610

Net loss	$(12,529)	$(8,871)	$(26,872)	$(16,937)

Basic and diluted loss per share	$(0.36)	$(0.26)	$(0.78)	$(0.49)

Shares used in calculation of loss per share:
Basic and diluted	34,534	34,276	34,492	34,260

* Certain reclassifications have been made to the three month and six month periods ended June 30, 2005 to conform to the 2006 presentation.

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Page 4 of 4: Neurogen Announces Second Quarter 2006 Financial Results, August 3, 2006

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2006	December 31, 2005
Assets

Cash and cash equivalents	$22,330	$11,241
Marketable securities	67,867	104,119
Total cash and marketable securities	90,197	115,360
Receivables from corporate partners	101	157
Other current assets, net	1,667	2,892
Total current assets	91,965	118,409

Net property, plant and equipment	27,822	28,268
Other assets, net	69	87
Total assets	$119,856	$146,764

Liabilities and Stockholders’ Equity

Current liabilities
Unearned revenue from corporate partners	$4,458	$5,158
Other current liabilities	8,079	7,788
Total current liabilities	12,537	12,946

Long term liabilities
Unearned revenue from corporate partners, net of current portion	6,651	8,880
Loans payable, net of current portion	9,706	10,430
Total liabilities	28,894	32,256

Total stockholders’ equity	90,962	114,508
Total liabilities and stockholders’ equity	$119,856	$146,764

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